Exhibit 4.1

PACIFICORP
(An Oregon Corporation)

TO

THE BANK OF NEW YORK

(as successor to JPMorgan Chase Bank, N.A.)

As Trustee under PacifiCorp’s
Mortgage and Deed of Trust,
Dated as of January 9, 1989

_____________________

Twenty-First Supplemental Indenture
Dated as of October 1, 2007

Supplemental to PacifiCorp’s Mortgage and Deed of Trust
Dated as of January 9, 1989

_____________________

This Instrument Grants a Security Interest by a Transmitting Utility

This Instrument Contains After-Acquired Property Provisions

TWENTY-FIRST SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of the 1st day of October, 2007, made and entered into by and between PACIFICORP, a corporation of the State of Oregon, whose address is 825 NE Multnomah, Portland, Oregon 97232 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK (as successor to JPMorgan Chase Bank, N.A.), a New York banking corporation whose address is 101 Barclay Street, New York, New York 10286 (the “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of January 9, 1989, as heretofore amended and supplemented (hereinafter called the “Mortgage”), is executed and delivered by the Company in accordance with the provisions of the Mortgage, this indenture (hereinafter called the “Twenty-First Supplemental Indenture”) being supplemental thereto.

WHEREAS, the Mortgage was or is to be recorded in the official records of the States of Arizona, California, Colorado, Idaho, Montana, New Mexico, Oregon, Utah, Washington and Wyoming and various counties within such states, which counties include or will include all counties in which this Twenty-First Supplemental Indenture is to be recorded; and

WHEREAS, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the Lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the Lien thereof; and

WHEREAS, in addition to the property described in the Mortgage, the Company has acquired certain other property, rights and interests in property; and

WHEREAS, the Company has executed, delivered, recorded and filed supplemental indentures as follows:

Dated as of

First	March 31, 1989
Second	December 29, 1989
Third	March 31, 1991
Fourth	December 31, 1991
Fifth	March 15, 1992
Sixth	July 31, 1992
Seventh	March 15, 1993
Eighth	November 1, 1993
Ninth	June 1, 1994
Tenth	August 1, 1994
Eleventh	December 1, 1995
Twelfth	September 1, 1996
Thirteenth	November 1, 1998
Fourteenth	November 15, 2001
Fifteenth	June 1, 2003
Sixteenth	September 1, 2003
Seventeenth	August 1, 2004
Eighteenth	June 1, 2005
Nineteenth	August 1, 2006
Twentieth	March 1, 2007

and

WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, bonds entitled and designated First Mortgage and Collateral Trust Bonds or First Mortgage Bonds, as the case may be, of the series and in the principal amounts as follows:

	Series	Due Date	Aggregate Principal Amount Issued	Aggregate Principal Amount Outstanding [1]

First	-10.45% Series due January 9, 1990	1/9/90	$500,000	$0
Second	-Secured Medium-Term Notes, Series A	various	250,000,000	0
Third	-Secured Medium-Term Notes, Series B	various	200,000,000	0
Fourth	-Secured Medium-Term Notes, Series C	various	300,000,000	111,000,000
Fifth	-Secured Medium-Term Notes, Series D	various	250,000,000	0
Sixth	-C-U Series	various	250,432,000	93,835,000
Seventh	-Secured Medium-Term Notes, Series E	various	500,000,000	165,000,000
Eighth	-6 3/4% Series due April 1, 2005	4/1/2005	150,000,000	0
Ninth	-Secured Medium-Term Notes, Series F	various	500,000,000	140,000,000
Tenth	-E-L Series	various	71,200,000	71,200,000
Eleventh	-Secured Medium-Term Notes, Series G	various	500,000,000	100,000,000
Twelfth	-Series 1994-1 Bonds	various	216,470,000	216,470,000
Thirteenth	-Adjustable Rate Replacement Series	2002	13,234,000	0
Fourteenth	-9 3/8% Replacement Series due 1997	1997	50,000,000	0
Fifteenth	-Bond Credit Series Bonds	various	498,589,753	0
Sixteenth	-Secured Medium-Term Notes, Series H	various	500,000,000	325,000,000
Seventeenth	-5.65% Series due 2006	11/1/06	200,000,000	0
Eighteenth	-6.90% Series due November 15, 2011	11/15/11	500,000,000	500,000,000
Nineteenth	-7.70% Series due November 15, 2031	11/15/31	300,000,000	300,000,000
Twentieth	-Collateral Bonds, First 2003 Series	12/1/14	15,000,000	15,000,000
Twenty-First	-Collateral Bonds, Second 2003 Series	12/1/16	8,500,000	8,500,000
Twenty-Second	-Collateral Bonds, Third 2003 Series	1/1/14	17,000,000	17,000,000
Twenty-Third	-Collateral Bonds, Fourth 2003 Series	1/1/16	45,000,000	45,000,000
Twenty-Fourth	-Collateral Bonds, Fifth 2003 Series	11/1/25	5,300,000	5,300,000
Twenty-Fifth	-Collateral Bonds, Sixth 2003 Series	11/1/25	22,000,000	22,000,000
Twenty-Sixth	-4.30% Series due 2008	9/15/08	200,000,000	200,000,000
Twenty-Seventh	-5.45% Series due 2013	9/15/13	200,000,000	200,000,000
Twenty-Eighth	-4.95% Series due 2014	8/15/14	200,000,000	200,000,000
Twenty-Ninth	-5.90% Series due 2034	8/15/34	200,000,000	200,000,000
Thirtieth	-5.25% Series due 2035	6/15/35	300,000,000	300,000,000
Thirty-First	-6.10% Series due 2036	8/1/36	350,000,000	350,000,000
Thirty-Second	5.75% Series due 2037	4/1/37	600,000,000	600,000,000

1 Amount outstanding as of October 1, 2007

and

WHEREAS, Section 2.03 of the Mortgage provides that the form or forms, terms and conditions of and other matters not inconsistent with the provisions of the Mortgage, in connection with each series of bonds (other than the First Series) issued thereunder, shall be established in or pursuant to one or more Resolutions and/or shall be established in one or more indentures supplemental to the Mortgage, prior to the initial issuance of bonds of such series; and

       WHEREAS, Section 22.04 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder and provide that a breach thereof shall be equivalent to a Default under the Mortgage, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may (in lieu of establishment in or pursuant to a Resolution in accordance with Section 2.03 of the Mortgage) establish the forms, terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed by the Company; and

WHEREAS, the Company now desires to create a new series of bonds and (pursuant to the provisions of Section 22.04 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it; and

WHEREAS, the execution and delivery by the Company of this Twenty-First Supplemental Indenture, and the terms of the bonds of the Thirty-Third Series herein referred to, have been duly authorized by the Board of Directors in or pursuant to appropriate Resolutions;

Now, Therefore, This Indenture Witnesseth:

That PACIFICORP, an Oregon corporation, in consideration of the premises and of good and valuable consideration to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, and in order to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of such bonds, and to confirm the Lien of the Mortgage on certain after-acquired property, hereby mortgages, pledges and grants a security interest in (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all properties of the Company real, personal and mixed, owned by the Company as of the date of the Mortgage and acquired by the Company after the date of the Mortgage, subject to the provisions of Section 18.03 of the Mortgage, of any kind or nature (except any herein or in the Mortgage expressly excepted), now owned or, subject to the provisions of Section 18.03 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated (except such of such properties as are excluded by name or nature from the Lien hereof), including the properties described in Article IV hereof, and further including (without limitation) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity and other forms of energy (whether now known or hereafter developed) by steam, water, sunlight, chemical processes and/or (without limitation) all other sources of power (whether now known or hereafter developed); all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all telephone, radio, television and other communications, image and data transmission systems, air-conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine-driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current and other forms of energy, gas, steam, water or communications, images and data for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as herein or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described;

       TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 13.01 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof;

IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 18.03 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage expressly excepted, shall be and are as fully mortgaged and pledged hereby and as fully embraced within the Lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and mortgaged hereby or thereby;

PROVIDED THAT the following are not and are not intended to be now or hereafter mortgaged or pledged hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships or other vessels, and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all crops (both growing and harvested), timber (both growing and harvested), minerals (both in place and severed), and mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands, general intangibles and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may be or become subject to the Lien of the Mortgage; (5) electric energy, gas, water, steam, ice and other materials, forms of energy or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; (7) the Company’s franchise to be a corporation; (8) any interest (as lessee, owner or otherwise) in the Wyodak Facility, including, without limitation, any equipment, parts, improvements, substitutions, replacements or other property relating thereto; and (9) any property heretofore released pursuant to any provision of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver for the Trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XV of the Mortgage by reason of the occurrence of a Default;

AND PROVIDED FURTHER, that as to any property of the Company that, pursuant to the after-acquired property provisions thereof, hereafter becomes subject to the lien of a mortgage, deed of trust or similar indenture that may in accordance with the Mortgage hereafter become designated as a Class “A” Mortgage, the Lien hereof shall at all times be junior and subordinate to the lien of such Class “A” Mortgage;

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged and pledged, or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee, and its successors and assigns forever;

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, this Twenty-First Supplemental Indenture being supplemental to the Mortgage;

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successor or successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.

 The Company further covenants and agrees to and with the Trustee and its successor or successors in such trust under the Mortgage, as follows:

ARTICLE I

Thirty-Third Series of Bonds

SECTION 1.01. There shall be a series of bonds designated “6.25% Series due 2037” (herein sometimes referred to as the Thirty-Third Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.

(I) Bonds of the Thirty-Third Series shall mature on October 15, 2037 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).

The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Thirty-Third Series and to provide for exchangeability of such coupon bonds with the bonds of the Thirty-Third Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.

Bonds of the Thirty-Third Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Thirty-Third Series, for issuances of additional bonds of the Thirty-Third Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.

(II) Bonds of the Thirty-Third Series shall bear interest at the rate of six and twenty-five hundredths per centum (6.25%) per annum payable semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”). Bonds of the Thirty-Third Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.

The initial Interest Payment Date is April 15, 2008. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Thirty-Third Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Interest payable on any bond of the Thirty-Third Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Thirty-Third Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Thirty-Third Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 1st calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).

“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

Any interest on any bond of the Thirty-Third Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Thirty-Third Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Thirty-Third Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Thirty-Third Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Thirty-Third Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Thirty-Third Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Thirty-Third Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.

(III) The principal of and interest and premium, if any, on each bond of the Thirty-Third Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Thirty-Third Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Thirty-Third Series shall be redeemable in whole or in part and at any time prior to maturity at the option of the Company. The redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker. The Company shall give the Trustee notice of such redemption price immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Thirty-Third Series, the Trustee shall select in a fair and appropriate manner the bonds of the Thirty-Third Series to be redeemed.

           “Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Thirty-Third Series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).

“Comparable Treasury Price” means (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means: (a) each of Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

(V) Each bond of the Thirty-Third Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.

(VI) At the option of the registered owner, any bonds of the Thirty-Third Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.

(VII) Bonds of the Thirty-Third Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Thirty-Third Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Thirty-Third Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Thirty-Third Series.

(VIII) After the execution and delivery of this Twenty-First Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Twenty-First Supplemental Indenture, it is contemplated that there shall be issued bonds of the Thirty-Third Series in an initial aggregate principal amount of Six-Hundred Million Dollars (U.S. $600,000,000).

ARTICLE II

The Company Reserves the Right to Amend Provisions

Regarding Properties Excepted from Lien of Mortgage

SECTION 2.01. The Company reserves the right, without any consent or other action by holders of bonds of the Eighth Series, or any other series of bonds subsequently created under the Mortgage (including the bonds of the Thirty-Third Series), to make such amendments to the Mortgage, as heretofore amended and supplemented, as shall be necessary in order to amend the first proviso to the granting clause of the Mortgage, which proviso sets forth the properties excepted from the Lien of the Mortgage, to add a new exception (10) which shall read as follows:

“(10) allowances allocated to steam-electric generating plants owned by the Company or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, Pub. L. 101-549, Nov. 15, 1990, 104 Stat. 2399, 42 USC 7651, et seq., as now in effect or as hereafter supplemented or amended.”

ARTICLE III

Miscellaneous Provisions

SECTION 3.01. The right, if any, of the Company to assert the defense of usury against a holder or holders of bonds of the Thirty-Third Series or any subsequent series shall be determined only under the laws of the State of New York.

SECTION 3.02. The terms defined in the Mortgage shall, for all purposes of this Twenty-First Supplemental Indenture, have the meanings specified in the Mortgage. The terms defined in Article I of this Twenty-First Supplemental Indenture shall, for purposes of those respective Articles, have the meanings specified in Article I of this Twenty-First Supplemental Indenture.

SECTION 3.03. The Trustee hereby accepts the trusts hereby declared, provided, created or supplemented, and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as hereby supplemented, set forth, including the following:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article XIX of the Mortgage shall apply to and form part of this Twenty-First Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-First Supplemental Indenture.

SECTION 3.04. Whenever in this Twenty-First Supplemental Indenture either of the Company or the Trustee is named or referred to, this shall, subject to the provisions of Articles XVIII and XIX of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Twenty-First Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 3.05. Nothing in this Twenty-First Supplemental Indenture, expressed or implied, is intended, or shall be construed to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twenty-First Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-First Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.

SECTION 3.06. This Twenty-First Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE IV

Specific Description of Property

The properties of the Company, owned as of the date hereof, and used (or held for future development and use) in connection with the Company’s electric utility systems, or for other purposes, as follows:

A—ELECTRIC SUBSTATIONS AND SWITCHYARDS

Ben Lomond – Terminal Transmission Corridor

Lands located in Davis County, State of Utah

All of Lots 135, 136, 137, 138, 139, 140, and 141, SCHICK FARM CLUSTER SUBDIVISION PHASE 1, according to the official plat thereof as recorded in the Office of the Davis County Recorder, State of Utah.

All of Lots 221, 222 and 223, SCHICK FARM CLUSTER SUBDIVISION PHASE 2, according to the official plat thereof as recorded in the Office of the Davis County Recorder, State of Utah.

All of Lots 132, and 133, SCHICK FARM CLUSTER SUBDIVISION PHASE 1, according to the official plat thereof as recorded in the Office of the Davis County Recorder, State of Utah.

All of Lot 130, SCHICK FARM CLUSTER SUBDIVISION PHASE 1, according to the official plat thereof as recorded in the Office of the Davis County Recorder, State of Utah.

All of Lot 220, SCHICK FARM CLUSTER SUBDIVISION PHASE 1, according to the official plat thereof as recorded in the Office of the Davis County Recorder, State of Utah.

All of Lot 224, SCHICK FARM CLUSTER SUBDIVISION PHASE 1, according to the official plat thereof as recorded in the Office of the Davis County Recorder, State of Utah.

Clinton Homesteads
Parcel 1: (Davis County)
A part of the Southwest Quarter of Section 22, Township 5 North, Range 2 West, Salt Lake Base and Meridian, U.S. Survey: Beginning at a point 910.00 feet North 89°59’55” West along the Section line and 33.00 feet North 0°02’11” East from the Southeast corner of said Quarter Section; running thence North 89°59’55” West 410.02 feet along the North right of way line of 2300 North Street; thence North 0°00’22” East 840.07 feet; thence South 89°59’38” East
410.47 feet; thence South 0°02’11” West 840.04 feet to the point of beginning.

Parcel 2: (Davis County)
A part of the Southwest Quarter of Section 22, Township 5 North, Range 2 West, Salt Lake Base and Meridian, U.S. Survey: Beginning at a point 910.00 feet North 89°59’55” West along the Section line and 873.04 feet North 0°02’11” East from the Southeast corner of said Quarter Section; running thence North 89°59’38” West 410.47 feet; thence North 0°00’22” East 117.73 feet; thence South 89°59’38” East 102.75 feet; thence North 0°00’54” East 672.65 feet; thence
Southeasterly along the arc of a 756.09 foot radius curve to the right a distance of 252.76 feet (long chord bears South 72°37’41” East 251.59 feet); thence Southeasterly along the arc of a 816.09 foot radius curve to the left a distance of 74.50 feet (Long chord bears South 65°39’58” East 74.47 feet); thence South 0°02’11” West 684.61 feet.

Parcel 3: (Davis County)
A part of the Southwest Quarter of Section 22, Township 5 North, Range 2 West, Salt Lake Base and Meridian, U.S. Survey: Beginning at a point 910.00 feet North 89°59’55” West along the Section line and 1622.63 feet North 0°02’11” East from the Southeast Corner of said Quarter Section; running thence Northwesterly along the arc of a 756.09 foot radius curve to the right a distance of 45.01 feet (long chord bears North 64°45’23” West 45.00 feet); thence Northwesterly along the arc of a 816.09 foot radius curve to the left a distance of 281.02 feet (long chord bears North 72°54’56” West 279.63 feet); thence North 0°00’54” East 299.51 feet to the Weber/Davis County line; thence South 89°54’49” East 308.17 feet along said line; thence South 0°02’11” West 400.38 feet to the point of beginning.

Lands located in Weber County, State of Utah

Parcel 4: (Weber County)
A part of the Southwest Quarter of Section 22, Township 5 North, Range 2 West, Salt Lake Base and Meridian, U.S. Survey: Beginning at a point 910.00 feet North 89°59’55” West along the Section line and 2023.01 feet North 0°02’11” East from the Southeast corner of said Quarter Section; running thence North 89°54’49” West 420.12 feet along the Weber/Davis County line; thence North 0°04’04” West 586.77 feet to the South right of way line of 6000 South Street; thence North 89°55’56” East 421.21 feet along said right of way line; thence South 0°02’11” West 587.90 feet to the point of beginning. Less and Excepting from the above parcels, all oil, gas and minerals and rights related to the same.

All of Lot 10R, McCall Fields Subdivision, Roy City, Weber County, Utah.

Kay West Substation

Lands located in Davis County, State of Utah

A tract of land situate in the SE1/4 of Section 33, T.4 N., R.1 W., S.L.M., Davis County, Utah, described as follows: Haymaker Subdivision, Parcel A

Parowan Substation

Lands located in Iron County, State of Utah

The West Half of the Southeast Quarter of the Southeast Quarter of Section 31, Township 33 South, Range 9 West, Salt Lake Base and Meridian.

Lonetree Substation

Lands located in Iron County, State of Utah

All of lots 25 A & B, Cedar Pines Subdivision, according to the Official Plat thereof on file in the Office of the Iron County Recorder.

Commerce Substation

Lands located in Iron County, State of Utah

PARCEL 1:

Beginning North 0°04'43" West, 101.25 feet along the Section line and North 43°39'58" West, 1392.56 feet from the East Quarter Corner of Section 2, Township 36 South, Range 12 West, Salt Lake Base and Meridian, said point being on the Northeasterly right of way of the Los Angeles and Salt Lake Railroad; thence along said right of way North 43°39'58" West, 552.07 feet; thence North 89°48'23" East, 379.83 feet; thence South 0°11'37" East, 400.64 feet to the point of beginning.

(Being Lot 18, Port 15 Utah)

PARCEL 2:

Beginning North 0°04'43" West, 101.25 feet along the Section line and North 43°39'58" West, 1392.56 feet from the East Quarter Corner of Section 2, Township 36 South, Range 12 West, Salt Lake Base and Meridian, said point being on the Northeasterly right of way of the Los Angeles and Salt Lake Railroad; thence North 0°11'37" West, 400.64 feet; thence North 89°48'23" East, 195.00 feet; thence South 0°11'37" East, 606.32 feet to a point on the Northeasterly right of way of the Los Angeles and Salt Lake Railroad; thence North 43°39'58" West, 283.43 feet to the point of beginning.

(Being Lot 19, Port 15 Utah)

Fillmore Switchrack

Lands in Millard County, State of Utah
Lands being acquired from the Dearden Revocable Trust

Beginning at a point that is South 89°36’34” East 195.00 feet along the 1/16 Section line from the Center of the Southwest Quarter of Section 28, Township 21 South, Range 4 West, Salt Lake Base and Meridian, thence North 00°34’40” East 17.30 feet; thence South 89°36’34” East 21.00 feet; thence South 00°34’40” West 17.30 feet to said 1/16 Section line to the point of beginning.

Less:

Beginning at the Southwest Corner of the Northeast Quarter of the Southwest Quarter of Section 28, Township 21 South, Range 4 West, Salt Lake Base and Meridian, thence North 20 rods 8 links: thence East 2 Rods; thence Southeasterly 22 rods 17 links; thence West 11 rods, 17 links to the point of beginning. (A part of A.P.N.: 7036, 7063-1)

Fillmore Switchrack

Lands in Millard County, State of Utah
Lands being acquired from Reed S. Robinson and Gail M. Robinson

Beginning at a point that is South 89°36’34” East 195.00 feet, more or less along the 1/16 Section line from the Center of the Southwest Quarter of Section 28, Township 21 South, Range 4 West, Salt Lake Base and Meridian, said point being on the East boundary of Serial Number 7035 as described in Book 11 Page 198 of Official Records; thence South 89°36’34” East 21.00 along said 1/16 Section line; thence South 00°34’40” West 100.00 feet; thence North 89°36’34” West 21.00 feet, more or less to the said eastern boundary of Serial Number 7035; thence North 00°34’40” East 100.00 feet along said boundary to the point of beginning. (A part of 7034)

Threemile Knoll Substation

Lands in Caribou County, State of Idaho

This parcel is located in the East Half of the Southwest Quarter (E1/2SW1/4) of Section 19, Township 8 South, Range 42 East, Boise Meridian, Caribou County, Idaho and is further described as follows:

COMMENCING at the southeast corner of said Section 19, from which the northeast corner of said Section 19 of said N 0°30’26” W;
Thence N 47°22’44” W, a distance of 3661.16 feet to the TRUE POINT OF BEGINNING;
Thence S 0°24’33” E, a distance of 2020.00 feet;
Thence S 88°46’23” W, a distance of 1284.23 feet;
Thence N 0°30’24” W, a distance of 2019.95 feet;
Thence N 88°46’23” E, a distance of 1287.67 feet to the TRUE POINT OF BEGINNING;

White Rock Substation

Lands in Box Elder County, State of Utah

A parcel of land being a portion of properties conveyed by that certain Warranty Deed filed for Record May 4, 1999 as Entry Number 127393 in Book 712 at Pages 525 thru 531 of the Official Records of the Box Elder County Recorder and situate in the Southwest Quarter of Section 2, Township 8 North, Range 2 West, Salt Lake Base and Meridian. The boundaries of said parcel are described as follows, to wit:

Beginning at a point which is 1050.36 feet N.01°10"15"E along the quarter section line from the South Quarter Corner of said Section 2 and running thence N.89°21'13"W 348.50 feet; thence N.01°10'15"E 250.00 feet to the south right of way line of 3000 South Street; thence S.89°21'13"E 338.41 feet along said south right of way line to a point on a 10.00 foot radius curve to the right; thence southeasterly along the arc of said curve 15.80 feet (chord bears S.44°05'29"E. 14.21 feet) to the quarter section line; thence S.01°10'15"W 239.91 feet along said quarter section line to the point of beginning. The above-described parcel contains 87,071 square feet or 1.999 acres.

Wine Country Substation

Lands in YAKIMA County, State of WASHINGTON

Commencing at the Northwest corner of the Northeast Quarter of the Southwest Quarter of Section 4, Township 9 North, Range 23 East, W.M; thence North 89°58’48” East along the North line of the said Subdivision 600.00 feet to the Point ofBeginning; thence South 01°20’00” East 216.00 feet; thence South 79°55’00” West 350.00 feet; thence South 01°20’00” East 448.82 feet; thence South 79°55’00” West 280.02 feet to the Northeasterly right of way line of Yakima Valley Highway; thence North 43°25’18” West along said right of way line 372.32 feet; thence North 89°58’48” East along said North line 575.08 feet to the Point of Beginning.

Collier View Estates

Lands in SWEETWATER County, State of WYOMING

Lots numbered fourteen (14), fifteen (15), sixteen (16) and seventeen (17) of the final plat of the Collier ViewEstates, a replat of a portion of Tract “A” Hutton Heights 8th Addition, City of Green River, Sweetwater County,Wyoming.

Myrtle Creek Substation Additional Lands

Lands in DOUGLAS County, State of OREGON

Lots 1, 2, 3, 4, 5, 6, and 7 Block 12, City of Myrtle Creek, Douglas County, Oregon.

IN WITNESS WHEREOF, PACIFICORP has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by an Authorized Executive Officer of the Company, and its corporate seal to be attested to by its Treasurer for and in its behalf, and The Bank of New York has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its corporate seal to be attested to by one of its Vice Presidents, all as of the day and year first above written.

[SEAL]		PACIFICORP
By

/s/ David Mendez
David Mendez Senior Vice President and Chief Financial Officer
Attest:

/s/ Bruce N. Williams
Bruce N. Williams Vice President and Treasurer
[SEAL]			THE BANK OF NEW YORK, as trustee
By
/s/ L. O'Brien
L. O’Brien Vice President
Attest:
/s/ Francine Kincaid
Francine Kincaid Vice President

(Twenty-First Supplemental Indenture)

STATE OF OREGON	)
)
COUNTY OF MULTNOMAH	) SS.:

On this 1st day of October, 2007, before me, Lore S. Boles, a Notary Public in and for the State of Oregon, personally appeared David Mendez and Bruce N. Williams, known to me to be Senior Vice President and Chief Financial Officer, Vice President and Treasurer, respectively, of PACIFICORP, an Oregon corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]

/s/ LORE S. BOLES
Residing at: Battle Ground, Washington

STATE OF NEW YORK	)
)
COUNTY OF QUEENS	) SS.:

On this 3rd day of October, 2007, before me, Carlos Luciano, a Notary Public in and for the State of New York, personally appeared L. O’Brien and Francine Kincaid, known to me to be Vice Presidents of THE BANK OF NEW YORK, a New York banking corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]

/s/ CARLOS R. LUCIANO
Notary Public, State of New York

(Twenty-First Supplemental Indenture)